GALA COLLECTIVE DAO LLC

FINANCIAL STATEMENTS

with

INDEPENDENT AUDITOR'S REPORT

For the period from September 5, 2023 (inception)
to December 31, 2023

Gala Collective DAO LLC
Salem, Oregon
December 31, 2023

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
boos & associates
A PROFESSIONAL CORPORATION
MAIN 559.449.7688 FAX: 559.449.1934

Independent Auditor's Report

Managing Members
Gala Collective DAO LLC
Salem, Oregon

Opinion

We have audited the financial statements of Gala Collective DAO LLC (the Company), which comprise the balance sheet as of December 31, 2023, and the related statements of operations, member's equity (capital deficiency), and cash flows for the period from September 5, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from inception to December 31, 2023, then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, since inception the Company has suffered a net loss, has a capital deficiency as of December 31, 2023, and is currently dependent upon its ability to generate profitable operations in the future and/or obtain additional financing from its Member to meet its obligations and repay its liabilities; accordingly, substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation,

Fig Garden Financial Center
5260 N. Palm Ave
Suite 120
Fresno, CA 93704
www.booscpa.com

CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
boos & associates
A PROFESSIONAL CORPORATION
MAIN 559.449.7688 FAX: 559.449.1934

and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Boos & Associates

February 22, 2024

Fig Garden Financial Center
5260 N. Palm Ave
Suite 120
Fresno, CA 93704
www.booscpa.com

Gala Collective DAO LLC
Balance Sheet
December 31, 2023

ASSETS		
Cash	$	-
Total assets	$	-
LIABILITIES AND MEMBER'S CAPITAL DEFICIENCY		
Due to member	$	10,070
Accrued legal expenses		6,589
Total liabilities		16,659
Member's capital deficiency		(16,659)
Total liabilities and member's capital deficiency	$	-

See Independent Auditor's Report and Notes to Financial Statements

Gala Collective DAO LLC

Statement of Operations

For the period from inception (September 5, 2023) to December 31, 2023

Net revenue	$	-
Operating expenses:		
Professional fees		7,189
Legal Fees		6,589
Advertising		2,496
Administrative		385
		16,659
Net loss	$	16,659

See Independent Auditor's Report and Notes to Financial Statements

Gala Collective DAO LLC
Statement of Member's Equity (Capital Deficiency)
For the period from inception (September 5, 2023) to December 31, 2023

		Total
Balance, September 5, 2023	$	-
Net loss		(16,659)
Balance, December 31, 2023	$	(16,659)

See Independent Auditor's Report and Notes to Financial Statements

Gala Collective DAO LLC
Statement of Cash Flows
For the period from inception (September 5, 2023) to December 31, 2023

Cash flows from operating activities:		
Net loss	$	(16,659)
Due to member		(10,070)
Accrued legal expenses		(6,589)
Net cash used in operating activities		(16,659)
Cash flows from investing activities:		
Net cash used in investing activities		-
Cash flows from financing activities:		
Net cash provided by financing activities		-
Net change in cash		-
Cash, September 5, 2023		-
Cash, December 31, 2023	$	-

See Independent Auditor's Report and Notes to Financial Statements

1. Summary of Significant Accounting Policies

Description of the Company - Gala Collective DAO LLC ("the Company"), a wholly-owned subsidiary of BlackHarpe GP, LLC ("the Member"), a Wyoming Limited Liability Company, plans to operate in the Web3 space with a focus on blockchain gaming. The Company was organized September 5, 2023, and is headquartered in Salem, Oregon.

The Company is a start-up which has yet to commence operations or generate revenue. Generating revenue may not be the primary focus of its business at any time in the upcoming period. The Company intends to generate revenue in the future but cannot assert to users of these financial statements when that is likely to occur. The Company currently relies on external financing from its single member owner to fund operations. Based on current proposed plans to execute a crowdfunding offering, management anticipates fundraising efforts as a result of such offering will be sufficient to fund the Company's operations for approximately five years. However, there is no guarantee that the Company will be able to raise such funds on acceptable terms or at all.

Basis of Presentation - The financial statements of the Company have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States of America. The accompanying financial statements reflect the application of certain accounting policies as described below.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Since inception, the Company has suffered a net loss, has a capital deficiency as of December 31, 2023, and is currently dependent upon its ability to generate profitable operations in the future and/or obtain additional financing from its Member to meet its obligations and repay its liabilities arising from normal business operations as they come due. The Member has committed to providing financial support to the Company sufficient for it to satisfy its obligation requirements as they come due through at least February 22, 2025. As of February 22, 2024, no formal obligations with maturities in the next 12 months exist but are expected to exist in future periods.

Cash and Cash Equivalents - The Company plans to consider all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company plans to maintain cash balances in various financial institutions located in the United States of America which, at times, may exceed federally insured limits.

Revenue Recognition - The Company has yet to begin operations and, as such, has not generated or recorded any revenue. Upon commencement of operations, the Company plans to derive its revenue from the ownership and management of digital assets within the Web3 game space.

Advertising - The Company expenses advertising costs as incurred. Total advertising expense for the period from inception (September 5, 2023) to December 31, 2023, was approximately $2,500.

Income Taxes - The Company is a pass-through entity and, therefore, is treated as a partnership for federal income tax purposes; accordingly, it files information returns with the federal and certain state taxing authorities. As such, the Company's net income or loss is allocated among the members in accordance with the Company's operating agreement, as would be the outcome of any audit adjustments relating to uncertain tax positions, none of which have been identified.

In the unlikely event any income tax or tax-related interest and penalties are assessed against the Company (rather than its members) such items would be classified as interest expense and operating expenses, respectively.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States will require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Currently, there are no estimates or assumptions recorded from inception (September 5, 2023) to December 31, 2023, but such estimates are anticipated by management to be significant in future periods.

Concentrations of Business Credit Risk - The Company's plans to obtain financial instruments will expose operations to concentration risk, as assets purchased will consist primarily of digital assets obtained for the purpose of generating revenue. The Company has yet to purchase these assets or leverage them for revenue generating purposes but management anticipates the Company will be subject to significant concentration risk due to the volatility of market conditions surrounding these assets, along with a lack of diversification in different types of asset classes.

2. Due to Member

The Company's due to member balance as of December 31, 2023 represents advances from single-member owner BlackHarpe GP, LLC totaling $10,070 as of December 31, 2023, to cover operating business expenses incurred by the Company. There is no contractual maturity on such outstanding due to member balance which the Company intends to pay with funds from the upcoming crowdfunding offering.

3. Government Regulation of Cryptocurrencies

Upon executing the intended crowdfunding offering, the Company will be owned and controlled by the investors into the Company's unique cryptocurrency "$GG." This will be a unique coin created in lieu of traditional "shares" in an equity raise offering, and is a token based on the blockchain technology. The value of these tokens will be identifiable as of the date of the offer, but subsequently will require fair value estimates in order to determine the current market of the unique cryptocurrency.

The regulatory treatment of cryptocurrencies like the "$GG," and related technologies such as blockchain technology, crowdfunding, and actors in the digital assets space is uncertain in many ways. In part, this uncertainty results from the need for regulators to apply existing law to a new and evolving set of technologies and assets. The Company anticipates that regulation will evolve as various state, federal and international government agencies take greater interest in regulation of cryptocurrencies (and related technologies and actors) and seek to apply new and existing regulations to them. In addition, various legislative and executive bodies in the United States and in other countries may adopt new laws, regulations, or guidance, or take other actions in the future.

The Company also anticipates that regulations will continue to vary, as it does now, among international, federal, state and local jurisdictions. Further, it is possible that self-regulatory bodies will be established and create new regulations and guidelines that affect how cryptocurrencies, the $GGs, the Intermediary, and the Company generally operate. Any future regulatory actions applicable to the $GGs, the Company, and crowdfunding in general, could severely impact operations and the value of $GGs. The Company may need to restructure operations significantly to comply with any new regulation or guidance. Regulatory action could also affect the rights of holders of the $GGs, for example by severely limiting the ability of holders to transfer or sell their tokens.

It is possible that at some point in the future, the Company will be able to treat the tokens as non-securities for purposes of applicable law. This could generally mean that the tokens and the business would be subject to fewer regulations and restrictions, although it is also possible that alternative regulatory bodies would take their place. The Company does not currently have significant guidance on if or when the Company may be able to treat the tokens as non-securities, and as a result, for current purposes, the Company is mainly focusing on the current securities laws.

4. Subsequent Events

The Company has evaluated subsequent events through February 22, 2024, the date the financial statements were available to be issued.